FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces Second Quarter 2013 Financial Results

--- Second Quarter 2013 Revenue increases over 38% to $5.3 million and loss decreases over two-fold to $1.3 million relative to Q2 2012 ---

LOS ANGELES, August 8, 2013 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the second quarter ended June 30, 2013.

Total revenue for the second quarter ended June 30, 2013 was $5.3 million compared to $3.8 million for the quarter ended June 30, 2012. The Company’s pharmaceutical client revenue increased by 121% and the Company’s ResponseDX® revenue increased 10% relative to the quarter ended June 30, 2012. The Company’s pharmaceutical client revenue, which is characteristically inconsistent, decreased 10% from the first quarter of 2013. This decrease was primarily related to a timing delay on one large pharma project which subsequently restarted late in the second quarter. The Company’s ResponseDX® revenues were relatively consistent with the prior quarter.

The Company also increased its gross margin to 49% for the quarter ending June 30, 2013 compared to 37% for the second quarter of 2012. Gross margin decreased by 6% relative to the quarter ended March 31, 2013 which was primarily related to the pharma project delay discussed above. Gross margin is calculated as gross profit as a percentage of net revenue.

Excluding cost of revenue, total operating expenses for the second quarter were $3.9 million, compared to $4.1 million for the same period last year and were relatively consistent with the quarter ended March 31, 2013.

Cash and cash equivalents at June 30, 2013, were $5.9 million, compared to $9.0 million at December 31, 2012.

“We believe our financials speak for themselves. Our pharma segment continued to be strong and our Dx revenues continued to grow year-over-year while we concurrently increased our gross margin from 37% just a year ago to over 49% for the quarter.” said Thomas Bologna, the Company’s Chairman & Chief Executive Officer.

Mr. Bologna added, “We view 2012 as the year of our turnaround and 2013 as the year we work our top line. As we continue to aggressively build a marketing department and restructure and grow our sales organization, we expect to deliver meaningful top-line growth in our Dx business in the second half of 2013. During the last six months of the year, we expect to begin implementing several new marketing initiatives which are well underway including, but not limited to, introducing a completely new web-based portal to enhance the customer experience and a pathology partnering program that we believe will be the best in our space. Additionally, we plan on introducing several new assays as well as updating our messaging and branding. We believe the further strengthening of our sales and marketing organizations, combined with enhanced technological infrastructure, and a constant focus on operational efficiencies which were the hallmarks of our 2012 turnaround, will drive our strategic and financial performance.”

The Company’s net loss for the second quarter ended June 30, 2013 decreased to $1.3 million, or $(0.04) per share, compared to a net loss of $2.7 million, or $(0.11) per share, for the quarter ended June 30, 2012 and a net loss of $0.8 million, or $(0.03) per share, for the quarter ended March 31, 2013.

Total revenues for the six months ended June 30, 2013 were $10.9 million compared to $7.8 million for the six months ended June 30, 2012. The increase is largely a result of an increase in Dx revenues of $0.5 million to $6.3 million for the six months ended June 30, 2013 and an increase in pharmaceutical client revenue of $2.6 million to $4.6 million for the six months ended June 30, 2013.

The Company’s net loss for the six months ended June 30, 2013 was $2.1 million, compared with a net loss of $5.9 million for the six months ended June 30, 2012.

Total operating expenses for the six months were $7.8 million, compared to $8.4 million for the same period last year. This decrease in total operating expense of $0.6 million was due to primarily to a decrease in sales and marketing expenses of $0.2 million and a decrease in research and development expenses of $0.5 million.

Conference Call Details

To access the conference call by phone on August 8, 2013 at 10:00 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through August 10, 2013, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 25563258.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

About Response Genetics, Inc.

Response Genetics, Inc. (the “Company”) is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2012	2013
		(Unaudited)

Cash and cash equivalents	$9,041,478	$5,881,961
Accounts receivable, net	5,373,023	6,449,691
Prepaid expenses and other current assets	576,112	984,033
Total current assets	14,990,613	13,315,685
Property and equipment, net	1,023,198	1,181,470
Intangible assets, net	575,409	572,386
Total assets	$16,589,220	$15,069,541

Accounts payable	$1,191,122	$705,247
Accrued expenses	2,438,954	3,666,626
Deferred revenue	483,052	-
Other current liabilities	1,158,669	208,503
Total current liabilities	5,271,797	4,580,376
Other liabilities	83,910	1,184,155
Common stock classified outside of stockholders’ equity (deficit)	11,775,724	5,500,000
Total stockholders’ equity (deficit)	(542,211)	3,805,010
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$16,589,220	$15,069,541

The condensed consolidated balance sheet at December 31, 2012 is derived from the audited consolidated financial statements at the date included in the Company’s Form 10-K for the fiscal year ended December 31, 2012. The condensed consolidated balance sheet at June 30, 2013 is derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended June 30, 2013.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2012	2013	2012	2013
Net revenue	$3,835,006	$5,313,914	$7,816,651	$10,938,105

Cost of revenue	2,426,118	2,707,966	5,126,976	5,241,688

Gross profit	1,408,888	2,605,948	2,689,675	5,696,417

Operating expenses:
Selling and marketing	1,495,321	1,321,760	2,949,128	2,763,995
General and administrative	1,863,380	2,109,268	4,216,488	4,244,433
Research and development	699,791	447,686	1,269,746	744,886
Total operating expenses	4,058,492	3,878,714	8,435,362	7,753,314
Operating loss	(2,649,604)	(1,272,766)	(5,745,687)	(2,056,897)
Other income (expense):
Interest expense	(22,882)	(20,756)	(46,059)	(40,186)
Interest income	8	2	21	45
Other	(57,183)	(3,634)	(62,525)	(24,420)
Net loss	(2,729,661)	(1,297,154)	(5,854,250)	(2,121,458)
Unrealized loss on foreign currency translation	(1,794)	(2)	(2,306)	(1,855)
Comprehensive loss	$(2,731,455)	$(1,297,156)	$(5,856,556)	$(2,123,313)

Net loss per share — basic and diluted	$(0.11)	$(0.04)	$(0.25)	$(0.06)

Weighted-average common shares — basic and diluted	23,873,270	32,798,010	23,873,270	32,797,819

The condensed consolidated statement of operations at June 30, 2012 and 2013 are derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended June 30, 2013.

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